                                 Exhibit 10.85


                             TRIMARK HOLDINGS, INC.

as of March 27, 1998

Roger Burlage
20420 Celtic Street
Chatsworth, CA  91311

Re:  BOARD OF DIRECTORS

Dear Roger:

     This letter shall confirm that in consideration of Trimark Holdings, Inc. ("Trimark") allowing you to serve as a member of the Board of Directors of Trimark, we have agreed that you shall not disclose any confidential matters of Trimark or its subsidiary or affiliated entities, either prior to, during or after the rendition of services as contemplated hereunder. The foregoing restriction shall not apply to such information as is generally available to the general public.

     As a Director of Trimark, you shall be entitled to receive the standard compensation that Trimark pays to its outside Directors. Currently this consists of a yearly fee of ten thousand dollars ($10,000.00), payable monthly.

     Your services as a Director of Trimark, (including, without limitation, the duration thereof) shall be in accordance with Trimark's bylaws and standard business practices.

     If the foregoing meets with your approval, please countersign this letter and return the fully executed letter to me.

     My best regards.

Sincerely,                              AGREED TO AND ACCEPTED BY:

 /s/ Mark Amin

Mark Amin                               /s/ Roger A. Burlage   4-2-98
                                        ---------------------  ------
Chairman of the Board                   Roger Burlage          Date